Exhibit 15.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000

Private & Confidential

Biodexa Pharmacecuticals PLC (Formerly Midatech Pharma Plc)

1 Caspian Point

Caspian Way

Cardiff

Wales

CF10 4DQ

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Biodexa Pharmacecuticals PLC (Formerly Midatech Pharma Plc)

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-267932) and Form S-8 (No.333-209365) of Biodexa Pharmacecuticals PLC (Formerly Midatech Pharma Plc) (the ‘Group’) of our report dated XX April 2023, relating to the consolidated financial statements of the Group which appear in this Annual Report (Form 20-F) of the Group for the year ended December 31, 2022. Our report contains a material uncertainty paragraph regarding the Company’s ability to continue as a going concern.

/s/ Mazars LLP

Mazars LLP

London, England

April 28, 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73